Exhibit 5.2

Sam Coppersmith scoppersmith@cblawyers.com PH. (602) 381-5461 FAX (602) 224-6020 2800 N. Central Ave., Suite 1200 Phoenix, AZ 85004-1009 CBLAWYERS.COM

February 28, 2017

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, TN 37027

Re:                             LifePoint Health, Inc.

Ladies and Gentlemen:

We have acted as special Arizona counsel to LifePoint Health, Inc., a Delaware corporation (the “Company”), and to PHC-Fort Mohave, Inc., an Arizona corporation (“PHC-Fort Mohave”), and PHC-Lake Havasu, Inc., an Arizona corporation (“PHC-Lake Havasu,” and together with PHC-Fort Mohave, the “Guarantors”), in connection with the Guarantors’ guarantees of certain obligations to be issued by the Company pursuant to an Indenture between the Company and the trustee party thereto (the “Indenture”), which was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s registration statement on Form S-4 (the “Registration Statement”) on February 28, 2017.

In rendering these opinions, we have examined: (i) the Articles of Incorporation and Bylaws of each Guarantor as amended to date; (ii) resolutions of each Guarantor’s Board of Directors; and (iii) such statutory provisions, certificates, and other documents as we have deemed appropriate or necessary as a basis for the opinions expressed below.  We also have examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company and the Guarantors.

On the basis of, and subject to, the foregoing, it is our opinion that:

1.                                      Each of the Guarantors is validly existing under the laws of the State of Arizona.

2.                                      Each of the Guarantors has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture and to guarantee the guaranteed obligations under the Indenture.

3.                                      Each of the Guarantors has taken all necessary corporate action to duly authorize the execution, delivery, and performance of the Indenture and to guarantee the guaranteed obligations under the Indenture.

This opinion is limited to the law of the State of Arizona.  We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.  Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained in this letter to reflect any facts or circumstances which subsequently may come to our attention, or any future changes in laws.

Very truly yours,

/s/ Samuel G. Coppersmith
For Coppersmith Brockelman PLC